SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*


                           THERMOVIEW INDUSTRIES, INC.
             -------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             -------------------------------------------------------
                         (Title of Class of Securities)

                                   883671 50 5
             -------------------------------------------------------
                                 (CUSIP Number)

                                   12/31/2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Checkthe appropriate box to designate the rule pursuant to which this Schedule is filed.

               [  ]    Rule 13d-1(b)
               [  ]    Rule 13d-1(c)
               [x ]    Rule 13d-1(d)


     *The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rodney H. Thomas


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP. (a) [x] (b) [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.


   NUMBER OF            5.     SOLE VOTING POWER:  288,809
    SHARES
 BENEFICIALLY           6.     SHARED VOTING POWER:  0
   OWNED BY
EACH REPORTING          7.     SOLE DISPOSITIVE POWER:  742,089
  PERSON WITH
                        8.     SHARED DISPOSITIVE POWER:  0


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               742,089 SHARES


10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions) [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               8.9%

12.  TYPE OF REPORTING PERSON

               IN


Item 1(a) Name of Issuer: ThermoView Industries, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices: 5611 Fern Valley Road Louisville, Kentucky 40228

Item 2(a) Name of Person Filing: Rodney H. Thomas

Item 2(b) Address of Principal Office: 5611 Fern Valley Road, Louisville, Kentucky 40228

Item 2(c) Citizenship: USA

Item 2(d) Title of Class of Securities: Common Stock

Item 2(e) CUSIP Number: 883671 50 5

Item 3. If this statement is filed pursuant to  240.13d-1(b)  or 240.13d-2(b) or
     (c), check whether the person filing is a:

(a)  [ ] Broker or dealer  registered  under  section  15 of the Act (15  U.S.C.
     78o).

(b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)  [ ] Insurance company as defined in section 3(a) (19) of the Act (15 U.S.C.
     78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment funding accordance with 240.13d-1(b)(1) (ii)(F);

(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4(a) Amount Beneficially Owned: 742,089

Item 4(b) Percent of Class: 8.9

Item 4(c) Number of shares as to which reporting person has:

(i)  sole power to vote or to direct the vote: 288,809

(ii) shared power to vote or to direct the vote: 0

(iii) sole power to dispose or to direct the disposition of: 742,089

(iv) shared power to dispose or to direct the disposition of: 0

Item 5 Ownership of 5% or Less of Class: N/A

Item 6 Ownership of More than 5% on Behalf of Another Person: N/A

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:
     N/A

Item 8 Identification and Classification of Members of the Group: See attached Exhibit A

Item 9 Notice of Dissolution of Group: N/A

Item 10 Certification: (a) N/A (b) N/A

     Signature. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/15/2002
Dated

/s/ Rodney H. Thomas

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            DART Investors L.P. No.2

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP. (a) [x] (b) [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.


   NUMBER OF            5.     SOLE VOTING POWER:  288,809
    SHARES
 BENEFICIALLY           6.     SHARED VOTING POWER:  0
   OWNED BY
EACH REPORTING          7.     SOLE DISPOSITIVE POWER:  288,809
  PERSON WITH
                        8.     SHARED DISPOSITIVE POWER: 0


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 288,809 SHARES


10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               3.67%

12.  TYPE OF REPORTING PERSON

               OO

Item 1(a) Name of Issuer: ThermoView Industries, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices: 1101 Herr Lane Louisville, Kentucky 40222

Item 2(a)     Name of Person Filing: DART Investors L.P No. 2

Item 2(b) Address of Principal Office: 5611 Fern Valley, Louisville, KY 40228

Item 2(c) Citizenship: USA

Item 2(d) Title of Class of Securities: Common Stock

Item 2(e) CUSIP Number: 883671 50 5

Item 3. If this statement is filed pursuant to  240.13d-1(b)  or 240.13d-2(b) or
     (c), check whether the person filing is a:

(a)  [ ] Broker or dealer  registered  under  section  15 of the Act (15  U.S.C.
     78o).

(b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)  [ ] Insurance company as defined in section 3(a) (19) of the Act (15 U.S.C.
     78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment funding accordance with 240.13d-1(b)(1) (ii)(F);

(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


(j)  [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4(a) Amount Beneficially Owned: 288,809

Item 4(b) Percent of Class: 3.67%

Item 4(c) Number of shares as to which reporting person has:

(i)  sole power to vote or to direct the vote: 288,809

(ii) shared power to vote or to direct the vote: 0

(iii) sole power to dispose or to direct the disposition of: 288,809

(iv) shared power to dispose or to direct the disposition of: 0

Item 5 Ownership of 5% or Less of Class: N/A

Item 6 Ownership of More than 5% on Behalf of Another Person: N/A

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:
     N/A

Item 8 Identification and Classification of Members of the Group:

Item 9 Notice of Dissolution of Group: N/A

Item 10 Certification: (a) N/A (b) N/A

     Signature. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


2/15/2002
Dated

/s/ Rodney H. Thomas
Partner

                                    EXHIBIT A

                         IDENTIFICATION OF GROUP MEMBERS

     1.   DART Investors L.P. No.2